FOR IMMEDIATE RELEASE

Contact: Rich Cleys, Chief Financial Officer

(864) 286-4358

NASDAQ Hearing Scheduled for ScanSource

Derivative Suit Filed

Greenville, S.C. -- November 30, 2006 -- ScanSource, Inc. (Nasdaq: SCSC), announced today that, in response to the Company's request for a hearing before the NASDAQ Listing Qualifications Panel (the "Panel"), NASDAQ has scheduled a hearing for January 11, 2007. The Company requested the hearing in response to the receipt by the Company of a NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as a result of the delayed filing of the Company's Form 10-Q for the quarter ended September 30, 2006. Under NASDAQ rules, pending a decision by the Panel, the Company's common stock will remain listed on the NASDAQ Stock Market.

The Company was notified on November 27, 2006 that a shareholder derivative action was filed on November 21, 2006 in the United States District Court for the District of South Carolina, Greenville Division by a purported shareholder of the Company, derivatively on behalf of the Company, against certain present or former directors or officers of the Company and, nominally, against the Company, asserting various causes of action in connection with alleged backdating of certain stock option grants.

As previously disclosed, the Company's Board of Directors has appointed a Special Committee to conduct a review of the Company's stock option grant practices and related accounting issues from the time of its initial public offering in 1994 to the present.

Certain statements contained in this release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the timing and outcome of the review being conducted by the Special Committee of the Company's Board of Directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

About ScanSource, Inc.

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units:  ScanSource (automatic identification and data capture (AIDC) and point-of-sale (POS) products); Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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